Exhibit 99.1

For Immediate Release

WSI Industries Reports 40% Increase in Second Quarter Sales

March 22, 2011—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for its fiscal 2011 second quarter ending February 27, 2011 of $5,682,000 versus the prior year amount of $4,060,000, or an increase of 40% over the prior year quarter. Year-to-date sales for the six months ended February 27, 2011 totaled $11,210,000, an increase of 35% versus $8,314,000 in the prior year. The Company recorded net income of $118,000 or $.04 per diluted share in the fiscal 2011 second quarter as compared to net income of $28,000 or $.01 per diluted share in the prior year quarter. For the year-to-date period ended February 27, 2011 the Company’s net income totaled $162,000 or $.06 per diluted share as opposed to net income of $132,000 or $.05 per diluted share in the prior year-to-date period.

Michael J. Pudil, chief executive officer, commented: “We are pleased by our significant top line revenue increase in the fiscal 2011 second quarter. Our sales improvement came in large part from increases in our energy business as well as our ATV and motorcycle business. Our bottom line results are also improved from the second quarter a year ago.” Pudil concluded: “The ATV and motorcycle segment remains a dynamic business for WSI. In coming quarters we will be increasing volume for two new product lines of our ATV business while at the same time phasing out a part of our motorcycle business. While the long-term impact of these program changes is anticipated to be positive, there is a potential of some near-term downside in the overall ATV and motorcycle business.”

Benjamin Rashleger, president and chief operating officer, added: “We are confident about the remainder of fiscal 2011. As we have previously announced, we have successfully landed new programs with new customers. In addition, we have excellent prospects for new customers and new business and we are hopeful that we will continue to add to our success.” Rashleger concluded: “In recent months we have invested heavily in both equipment and manpower at WSI. Our investments include over $1.2 million in capital equipment as well as increasing our workforce by 40%. We are optimistic that these investments will translate into bottom line results.”

The Company also announced today that its Board of Directors has declared a quarterly dividend of $.04 per share. As mentioned last quarter, the Company believes that a consistent dividend program is a further sign of WSI’s financial strength and improved business outlook. The dividend will be payable April 20, 2011 to holders of record on April 6, 2011.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, energy, recreational vehicles, small engines, marine, bioscience and the defense markets.

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For additional information:
Michael J. Pudil (CEO), Benjamin Rashleger (President) or Paul D. Sheely (CFO)
763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS                 (Unaudited)
In thousands, except per share amounts

	Second quarter ended		First six months ended
	February 27,	February 28,	February 27,	February 28,
	2011	2010	2011	2010
Net Sales	$5,682	$4,060	$11,210	$8,314
Cost of products sold	4,816	3,402	9,614	6,874

Gross margin	866	658	1,596	1,440

Selling and administrative expense	607	531	1,200	1,061
Interest and other income	(3)	(9)	(6)	(17)
Interest and other expense	78	92	149	190

Profit (loss) from operations before income taxes	184	44	253	206
Income taxes	66	16	91	74

Net earnings (loss)	$118	$28	$162	$132

Basic earnings (loss) per share	$0.04	$0.01	$0.06	$0.05

Diluted earnings (loss) per share	$0.04	$0.01	$0.06	$0.05

Weighted average number of common shares	2,825	2,800	2,816	2,797

Weighted average number of dilutive common shares outstanding	2,876	2,800	2,866	2,797
CONDENSED BALANCE SHEETS (Unaudited)
In thousands

	February 27,	February 28,
	2011	2010
Assets:
Total Current Assets	$7,450	$8,188
Property, Plant, and Equipment, net	7,177	6,991
Intangible Assets	2,507	2,915

Total Assets	$17,134	$18,094

Liabilities and Shareholders’ Equity:
Total current liabilities	$3,162	$4,394
Long-term debt	4,107	4,445
Shareholders’ equity	9,865	9,255

Total Liabilities and Shareholders’ Equity	$17,134	$18,094